As filed with the Securities and Exchange Commission on December 4, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DELEK LOGISTICS PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	7102 Commerce Way Brentwood, Tennessee 37027 (Address of principal executive offices) (Zip Code)	45-5379027 (IRS Employer Identification No.)

DELEK LOGISTICS GP, LLC 2012 LONG-TERM INCENTIVE PLAN
(Full title of plan)

Andrew L. Schwarcz
7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Gerald M. Spedale
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
(713) 229-1234
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units, representing limited partner interests	612,207	$22.11(2)	$13,535,897(2)	$1,847

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional common units as may become issuable pursuant to the adjustment provisions of the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The price for the 612,207 common units being registered hereby is based on a price of $22.11, which is the average high and low trading prices per common unit of Delek Logistics Partners, LP as reported by the NYSE on November 30, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Delek Logistics GP, LLC (the “General Partner”) will provide all participants in the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan (the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, Delek Logistics Partners, LP (the “Registrant”) has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:
(a)    The Registrant's prospectus filed pursuant to Rule 424(b) on November 5, 2012 (the “IPO Prospectus”), relating to the Registrant's Registration Statement on Form S-1 (File No. 333-182631) (the “IPO Registration Statement”);
(b)    The Registrant's Current Report on Form 8-K (File No. 001-35721) filed with the Commission on November 7, 2012; and
(c)    The description of the Registrant's common units representing limited partner interests contained in the Registrant's registration statement on Form 8-A (File No. 001-35721) filed with the Commission on October 31, 2012 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Experts
The combined financial statements of Delek Logistics Partners, LP Predecessor at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing in the IPO Prospectus and in the IPO Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing in the IPO Prospectus, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined balance sheet of the Contributed Lion Oil Assets, a predecessor entity of Delek Logistics Partners, LP, at April 28, 2011, and the related combined statements of operations, division equity and cash flows for the annual periods ended April 28, 2011 and April 30, 2010, appearing in the IPO Prospectus and in the IPO Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing in the IPO Prospectus, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The statements of income and cash flows of Paline Pipeline Company, LLC, a predecessor entity of Delek Logistics Partners, LP, for the period from April 29, 2011 through December 19, 2011, appearing in the IPO Prospectus and in the IPO Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing in the IPO Prospectus, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The balance sheet of Delek Logistics Partners, LP as of July 9, 2012 appearing in the IPO Prospectus and in the IPO Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing in the IPO Prospectus, and is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4.     Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
Subject to any terms, conditions, or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Section 7.7(a) of the Registrant's First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

•	the General Partner;

•	any departing general partner;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•
any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner or any departing general partner or any of their affiliates;

•
any person who is or was serving at the request of the General Partner or any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries; and

•
any person the General Partner designates as an indemnitee for purposes of the Partnership Agreement because such person's status, service or relationship exposes such person to potential claims, demands, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries.

Any indemnification described above will be made only out of the Registrant's assets. The General Partner will not be personally liable for such indemnification and will have no obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.
The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons for the Registrant's activities or such person's activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liability under the Partnership Agreement.
Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
Under the amended and restated limited liability agreement of the General Partner (the “LLC Agreement”), in most circumstances, the General Partner will indemnify will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative): (i) any person who is or was an affiliate of the General

Partner (other than the Registrant and its subsidiaries); (ii) any person who is or was a manager, member, partner, officer, director, fiduciary or trustee of the General Partner or its affiliates (other than the Registrant or its subsidiaries); (iii) any person who is or was serving at the request of the General Partner or any affiliate of the General Partner as an officer, director, manager, member, partner, fiduciary or trustee of another person; and (iv) any person designated by the General Partner.
The General Partner currently maintains insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its subsidiaries.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.

Exhibit No.		Description
4.1	*
Certificate of Limited Partnership of Delek Logistics Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-1 (File No. 333-182631), filed on July 12, 2012).

4.2	*
First Amended and Restated Agreement of Limited Partnership of Delek Logistics Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-35721), filed on November 7, 2012).

4.3	*	Delek Logistics GP, LLC 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K (File No.001-35721), filed on November 7, 2012).
4.4	*	Form of Director Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.6 to the Registrant's registration statement on Form S-1 (File No. 333-182631), filed on October 15, 2012).
4.5	*	Form of Employee Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.7 to the Registrant's registration statement on Form S-1 (File No. 333-182631), filed on October 15, 2012).
5.1		Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1		Power of Attorney (included on the signature page hereof).
 ___________________________

*	Incorporated herein by reference as indicated

Item 9.     Undertakings.
(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on December 4, 2012

DELEK LOGISTICS PARTNERS, LP
By: Delek Logistics GP, LLC, its general partner

By: /s/ Mark B. Cox
Name: Mark B. Cox Title: Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ezra Uzi Yemin and Mark B. Cox, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on December 4, 2012

Name	Title	Date
/s/ Ezra Uzi Yemin Ezra Uzi Yemin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 4, 2012
/s/ Mark B. Cox Mark B. Cox	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 4, 2012
/s/ Charles J. Brown, III Charles J. Brown, III	Director	December 4, 2012
/s/ Assaf Ginzburg Assaf Ginzburg	Director	December 4, 2012
/s/ Frederec C. Green Frederec C. Green	Director	December 4, 2012
/s/ Gary M. Sullivan, Jr. Gary M. Sullivan, Jr.	Director	December 4, 2012

Exhibit Index

Exhibit No.		Description
4.1	*
Certificate of Limited Partnership of Delek Logistics Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-1 (File No. 333-182631), filed on July 12, 2012).

4.2	*
First Amended and Restated Agreement of Limited Partnership of Delek Logistics Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-35721), filed on November 7, 2012).

4.3	*	Delek Logistics GP, LLC 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K (File No.001-35721), filed on November 7, 2012).
4.4	*	Form of Director Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.6 to the Registrant's registration statement on Form S-1 (File No. 333-182631), filed on October 15, 2012).
4.5	*	Form of Employee Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.7 to the Registrant's registration statement on Form S-1 (File No. 333-182631), filed on October 15, 2012).
5.1		Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1		Power of Attorney (included on the signature page hereof).
 ___________________________

*	Incorporated herein by reference as indicated